MILESTONE STOCK OPTION AGREEMENT

                THIS AGREEMENT is made as of «Agreement_Date» by and between MINRAD INTERNATIONAL, INC., a Delaware corporation, (the "Company") and «FirstName» «LastName» (the "Optionee").

                WHEREAS, the Company has the adopted MINRAD INTERNATIONAL, INC. 2004 Stock Option Plan (the "Plan"); and

                WHEREAS, the Plan provides for grants of new options to persons otherwise eligible under the Plan; and

                WHEREAS, the Company desires to grant to the optionee one or more Qualified Stock Options under the Plan to acquire up to an aggregate of <<Total Shares>> shares of common stock of the Company, $.0l par value per share (the "Shares") on the terms set forth below.

                NOW, THEREFORE, the parties hereby agree as follows:

1.        Definitions.

                Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

2.        Grant of Options

                Subject to the provisions of Section 4, the Optionee is hereby granted the following Incentive Stock options (the "Options") to purchase Shares under the Plan, which grants will become when the respective Milestones and other conditions of Section 4 are reached or satisfied:

(a)	Option 1 to purchase up to ________ Shares;
(b)	Option 2 to purchase up to ________ Shares;
(c)	Option 3 to purchase up to ________ Shares;
(d)	Option 4 to purchase up to ________ Shares; and
(e)	Option 5 to purchase up to ________ Shares.

3.        Option Price.

                The exercise price of each Option shall be 110% of the price per share of Shares at close of trading on the date the grant of that Option becomes effective.

4.        Conditions to Effectiveness of Option Grants.

(a)	For purposes of this agreement, the "Milestones" shall be as follows:

(i)	In the case of Option 1, the Milestone shall be the last day of the first calendar quarter in which the Company's reported net sales equal or exceed $5 million.
(ii)	In the case of Option 2, the Milestone shall be the last day of the first calendar quarter in which the Company's reported net sales equal or exceed $10 million.
(iii)	In the case of Option 3, the Milestone shall be the last day of the first calendar quarter in which the Company's reported net sales equal or exceed $15 million.
(iv)	In the case of Option 4, the Milestone shall be the day on which the Company achieves cumulative aggregate SabreSource sales/placements of 500 units.
(v)	In the case of Option 5, the Milestone shall be the date the Company files the NDA for Conscious Sedation.

(b)	An Option grant will NOT become effective when a Milestone is reached unless BOTH:

(i)	the Milestone is reached by September 30, 2007; and
(ii)	the Optionee continues to be an eligible participant under the Plan at the time the Milestone is reached.

5.        Period of Options.

                Each Option shall become exercisable with respect to the Shares covered by that Option when the grant of the Option becomes effective, and, subject to the terms of this Agreement and the terms of the Plan, the Option will continue to be exercisable until the earliest of:

(a)	The fifth anniversary of the date the Option first becomes exercisable under this Agreement;

(b)	One (1) month following termination of the Optionee's employment with or service to the Company (as the case may be) for any reason other than death or permanent and total disability within the meaning of Section 22(e)(3) of the Code (or any successor provision);

(c)	One (1) year following termination of the Optionee's employment with or service to the Company by reason of the Optionee's death or by reason of the Optionee becoming permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (or any successor provision). In the event of the death of the Optionee, the executors, administrators, legatees or distributees of the estate of the Optionee, and in the event of the Optionee's permanent and total disability (as defined above), the guardian or legal representatives of the Optionee, shall have the right to exercise the Options in accordance with paragraph 6 hereof. In the event the Options are exercised by the executors, administrators, legatees or distributees of the estate of the Optionee, or the guardian or legal representative of the Optionee, the Company shall be under no obligation to issue shares of Stock hereunder unless and until the Company is satisfied that the person (or persons) exercising the Options is the duly appointed executor or administrator or the proper legatee or distributed of the estate of the Optionee, or duly appointed guardian or legal representative of the Optionee, as the case may be.

6.        Exercise of Options.

(a)	The Options shall be exercised with respect to that portion or all of the Options that shall have become exercisable in the following manner. The Optionee shall deliver to the Company written notice specifying the number of shares of Stock which the Optionee elects to purchase. The Optionee must include with such notice full payment of the exercise price for the Stock being purchased pursuant to such notice. Payment of the exercise price must be made in cash or in shares of Stock having a Fair Market value equal to such Option price or in a combination of cash and Stock. In lieu of full payment of the exercise price in cash, upon request of the Optionee, the Company may, in its discretion, allow Optionee to exercise the Options or a portion thereof through a cashless exercise procedure described in the Plan. On exercise of the Options, if the Company is required by law to withhold for the payment of taxes arising with respect to such exercise, such notice of exercise shall also be accompanied by payment in cash or in shares of Stock already owned of the amount of any taxes, which are required by law to be so withheld.

(b)	Upon the disposition of shares of Stock acquired pursuant to the exercise of the Options, the Company shall have the right to require the payment of the amount of any taxes, which are required by law to be withheld with respect to such disposition, if any.

(c)	The Optionee will not be deemed to be a holder of any shares of Stock pursuant to exercise of Options until the date of the issuance of a stock certificate for such shares and until such shares shall have been paid for in full.

7.        Requirements of Law.

                By accepting the Options, the Optionee represents and agrees for the Optionee and his or her transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933, as amended, is in effect as to Shares purchased upon the exercise of the Options, (a) any and all Shares so purchased shall be acquired for the Optionee's personal account and not with a view to or for the sale in connection with any distribution and (b) any certificate or certificates for Shares purchased upon exercise of the Options may contain a legend, in form and content acceptable to the Company, setting forth the restricted nature of such Shares. No certificate or certificates for Shares purchased upon exercise of the Options shall be issued and delivered unless and until, in the opinion of legal counsel for the Company, such Shares may be issued and delivered without causing the Company to be in violation of or incur any liability under federal, state or other securities law or any other requirement of law of any regulatory body having jurisdiction over the Company.

8.        Notices.

                Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Optionee at:	«Address»
«City», «State» «Zip»

To the Company at:	MINRAD INTERNATIONAL INC.
847 Main Street
Buffalo, New York 14203
Attention: Rich Tamulski
Phone: (716) 855-1068 x202
Fax: (716) 855-1078

With a copy to:	Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203
Attn: Robert B. Fleming, Jr., Esq.

                Any notice delivered personally or by courier under this Section shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

9.        Governing Law.

                This agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

10.      Construction.

                This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Optionee confirms that he has received a copy of the Plan and has had an opportunity to review the contents thereof.

11.      Counterparts.

                This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MINRAD INTERNATIONAL INC.

By:________________________________
William H Burns, President & CEO

OPTIONEE:

By:________________________________
«FirstName» «LastName»